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                                                                     Exhibit 4.3

           RESTATED CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                        OF PARTICIPATING PREFERRED STOCK

                                       OF

                              SPHERION CORPORATION

                ------------------------------------------------

         Spherion Corporation, a corporation organized and existing under The General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 151(g) thereof, DOES HEREBY CERTIFY:

         (i) That the name under which the Company was originally incorporated is Interim Systems Corporation; and the date of filing the original certificate of incorporation of the Company with the Secretary of State of the State of Delaware was September 15, 1987 and that the Company changed its name on June 15, 1992 to Interim Services Inc. and changed its name again on July 7, 2000 to Spherion Corporation. A Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on November 4, 1993, and Certificate of Amendments to said Restated Certificate of Incorporation were filed with said office of the Secretary State on September 12, 1996, May 19, 1998 and July 6, 1999, respectively;

         (ii) That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Company, the said Board of Directors on February 17, 1994, adopted the following resolution creating a series of two hundred fifty thousand (250,000) shares of voting Preferred Stock designated as Participating Preferred Stock and a Certificate of Designations, Preferences and Rights of the Participating Preferred Stock, $.01 par value was filed with the Delaware Secretary of State on March 25, 1994;

         (iii) That the Board of Directors of said Company at a meeting held on August 7, 1997 duly adopted a resolution authorizing and directing an increase in the number of shares designated as Participating Preferred Stock, $.01 par value, of the Company, from two-hundred, fifty thousand (250,000) shares to five-hundred-thousand (500,000) shares, in accordance with the provisions of
Section 151 of The General Corporation Law of the State of Delaware and that a Certificate of Increase of Shares Designated as Participating Preferred Stock was filed on September 23, 1997 with the Delaware Secretary of State;

         (iv) That effective as of July 7, 2000, a wholly owned subsidiary of the Company, Spherion Corporation, merged with and into the Company and effective upon the merger, the Company changed its name to Spherion Corporation; and

         (v) That the Board of Directors of said Company at a meeting held on May 23, 2000 duly adopted resolutions approving a Restated Certificate of Incorporation, integrating the amendments made since the last restatement of the Certificate of Incorporation, including the





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name change effective as of July 7, 2000, and ratifying and confirming the resolutions referenced above and authorizing the restatement of the Certificate of Designation, Preferences and Rights of Participating Preferred Stock of the Company as heretofore amended and/or supplemented, which is hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled "Restated Certificate of Designation, Preferences and Rights of Participating Preferred Stock of Spherion Corporation," without further amendment and without any discrepancy between the provisions of the Certificate of Designation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, as amended, a series of voting Preferred Stock of the Company be and it is hereby created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         Section 1. Designation and Amount. There shall be a series of the voting preferred stock of the Company which shall be designated as "Participating Preferred Stock," $.01 par value per share, and the number of shares constituting such series shall be 500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Participating Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

         Section 2. Dividends and Distributions.

         (a) Subject to the rights of the holders of any shares of any series of preferred stock of the Company ranking prior and superior to the Participating Preferred Stock with respect to dividends, the holders of shares of Participating Preferred Stock, in preference to the holders of shares of Common Stock, $.01 par value per share (the "Common Stock"), of the Company and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of December, March, June and September in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Participating Preferred Stock. In the event the Company shall at any time after April 1, 1994 (the "Rights Declaration Date") declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or




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combination or consolidation of the outstanding shares of Common Stock (by re-classification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (b) The Company shall declare a dividend or distribution on the Participating Preferred Stock as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared an the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

         (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty days prior to the date fixed for the payment thereof.

         Section 3. VOTING RIGHTS. The holders of shares of Participating Preferred Stock shall have the following voting rights:

         (a) Each share of Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company.

         (b) Except as otherwise provided herein, in the Company's Certificate of Incorporation or by law, the holders of shares of Participating Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Company





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having general voting rights, shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

         (c) Except as otherwise set forth herein or in the Company's Certificate of Incorporation, and except as otherwise provided by law, holders of Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4. CERTAIN RESTRICTIONS.

         (a) Whenever quarterly dividends or other dividends or distributions payable on the Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Participating Preferred Stock outstanding shall have been paid in full, the Company shall not:

                           (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Participating Preferred Stock;

                           (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Participating Preferred Stock, except dividends paid ratably on the Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) except as permitted in Section 4(a)(iv) below, redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Participating Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Participating Preferred Stock; or

                           (iv) purchase or otherwise acquire for consideration any shares of Participating Preferred Stock, or any shares of stock ranking on a parity with the Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.




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         (b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. REACQUIRED SHARES. Any shares of Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. The Company shall cause all such shares upon their cancellation to be authorized but unissued shares of Preferred Stock which may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP.

         (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Participating Preferred Stock unless, prior thereto, the holders of shares of Participating Preferred Stock shall have received per share, the greater of $100.00 or 100 times the payment made per share of Common Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Liquidation Preference"). Following the payment of the full amount of the Liquidation Preference, no additional distributions shall be made to the holders of shares of Participating Preferred Stock, unless, prior thereto, the holders of shares of common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock dividends, and subdivisions, combinations and consolidations with respect to the Common Stock) (such number in clause (ii) being referred to as the "Adjustment Number"). Following the payment of the full amount of the Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Participating Preferred Stock and Common Stock, respectively, holders of Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Participating Preferred Stock and Common Stock, on a per share basis, respectively.

         (b) In the event there are not sufficient assets available to permit payment in full of the Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

         (c) In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by re-classification or otherwise then by payment of a dividend in shares of Common Stock) into a





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greater or lesser number of shares of Common Stock, then in each such case the
Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

         Section 7. CONSOLIDATION, MERGER, ETC. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by re-classification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

         Section 8. REDEMPTION. The shares of Participating Preferred Stock shall not be redeemable.

         Section 9. RANKING. The Participating Preferred Stock shall rank junior to all other series of the Company's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         Section 10. AMENDMENT. The Certificate of Incorporation of the Company shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Participating Preferred Stock voting separately as a class.

         Section 11. FRACTIONAL SHARES. Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Participating Preferred Stock.


         IN WITNESS WHEREOF, Spherion Corporation has caused this Restated Certificate of Designation, Preferences and Rights of Participating Preferred Stock to be executed by Roy G.





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Krause, its Executive Vice-President and Chief Financial Officer, and attested by its Secretary this 7th day of July, 2000.

                                          SPHERION CORPORATION


                                          By: /s/ Roy G. Krause
                                             ----------------------------------
                                          Name: Roy G. Krause
                                               --------------------------------
                                          Title: Executive Vice-President and
                                                 Chief Financial Officer
                                                -------------------------------
ATTEST:

/s/ Lisa G. Iglesias
----------------------------------
Lisa G. Iglesias, Secretary






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